Exhibit (d)(27)(iv)

AMENDMENT NO. 4

TO SCHEDULE A

to the

INVESTMENT SUB-ADVISORY AGREEMENT

Dated July 26, 2022

among

Empowered Funds, LLC, Strive Asset Management, LLC, and EA Series Trust

The Adviser will pay to the Sub-Adviser as compensation for the Sub-Adviser’s services rendered, a fee, computed daily at an annual rate based on the daily net assets of the respective Fund in accordance with the following fee schedule:

Sub-Advisory Fee Schedule

	Fee	Effective
Strive U.S. Energy ETF	20 basis points	July 26, 2022
Strive U.S. Semiconductor ETF	20 basis points	July 26, 2022
Strive U.S. Technology ETF	20 basis points	July 26, 2022
Strive Emerging Ex-China ETF	12 basis points	July 26, 2022
Strive 500 ETF	2 basis points	September 7, 2022
Strive 1000 Dividend Growth ETF	18 basis points	November 7, 2022
Strive 1000 Growth ETF	10 basis points	November 7, 2022
Strive 1000 Value ETF	10 basis points	November 7, 2022
Strive Small-Cap ETF	10 basis points	November 7, 2022
Strive Developed Markets ETF	17 basis points	March 27, 2023
Strive FAANG 2.0 ETF	25 basis points	July 21, 2023
Strive Total Return Bond ETF	25 basis points	July 21, 2023
Strive Enhanced Income Short Maturity ETF	13 basis points	July 21, 2023

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 4 by their respective duly authorized officers as of July 21, 2023.

EMPOWERED FUNDS, LLC		EA SERIES TRUST

By:	/s/ Patrick Cleary	By:	/s/ Wesley R. Gray
Name:	Patrick Cleary	Name:	Wesley R. Gray
Title:	Chief Executive Officer	Title:	Executive Managing Member

STRIVE ASSET MANAGEMENT, LLC

By:	/s/ Benjamin Pham
Name:	Benjamin Pham
Title:	Chief Financial Officer